Exhibit 99.1

ALTIS AT BONTERRA – HIALEAH, LLC AND SUBSIDIARY
Consolidated Financial Statements

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

and for the years ended

December 31, 2019, 2018 and 2017

2

INDEPENDENT AUDITOR’S REPORT

To the Members of

    Altis at Bonterra - Hialeah, LLC

We have audited the accompanying consolidated financial statements of Altis at Bonterra - Hialeah, LLC and Subsidiary (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of operations, members’ equity and cash flows for each of the three years ended December 31, 2019, 2018 and 2017 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Altis at Bonterra - Hialeah, LLC and Subsidiary as of December 31, 2019 and 2018 and the results of their operations and their cash flows for each of the three years ended December 31, 2019, 2018 and 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ Berkowitz Pollack Brant

Fort Lauderdale, Florida

February 14, 2020

ALTIS AT BONTERRA – HIALEAH, LLC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

	December 31,
	2019	2018

ASSETS

Rental property
Building and improvements	$ -	$47,604,606
Furniture and equipment	-	1,790,382
	-	49,394,988
Accumulated depreciation	-	(3,094,570)
	-	46,300,418

Land	-	9,433,637

Total rental property, net	-	55,734,055

Cash	854,767	3,777,357
Restricted cash	559,600	-
Cash held for tenant security deposits	-	256,313
Tenant accounts receivable	-	28,869
Other receivables	-	18,058
Prepaid expenses and other assets	-	41,676
Prepaid marketing	-	44,811

TOTAL ASSETS	$1,414,367	$59,901,139

LIABILITIES AND MEMBERS' EQUITY

Construction note payable	$ -	$38,641,373
Accrued construction and development costs payable	-	81,869
Accounts payable and accrued expenses	461,247	153,300
Due to non-affiliated entity, net	289,584	-
Security deposits held for tenants	-	256,313
Property management fee payable to related party	-	16,566
Accrued interest payable	-	62,383

TOTAL LIABILITIES	750,831	39,211,804

COMMITMENTS AND CONTINGENCIES

MEMBERS' EQUITY	663,536	20,689,335

TOTAL LIABILITIES AND MEMBERS' EQUITY	$1,414,367	$59,901,139

See notes to consolidated financial statements

ALTIS AT BONTERRA – HIALEAH, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,
	2019	2018	2017

REVENUES
Rental income, net	$4,167,683	$6,139,307	$1,620,760
Other operating income, net	298,676	371,021	229,874

TOTAL REVENUES, NET	4,466,359	6,510,328	1,850,634

OPERATING EXPENSES
Salaries and employee benefits	261,601	438,365	368,706
Advertising	139,369	195,104	157,187
Property management fees - related party	133,973	196,124	121,667
Utilities	125,722	242,417	133,400
Repairs and maintenance	175,333	232,698	118,304
Property insurance	101,980	154,707	51,475
Property taxes	460,155	127,760	41,840
Marketing	44,811	70,417	-
Professional fees	94,394	49,825	1,441
Bad debt expense	128,007	75,711	12,808
Other operating expenses	142,368	187,079	134,915

TOTAL OPERATING EXPENSES	1,807,713	1,970,207	1,141,743

INCOME FROM OPERATIONS	2,658,646	4,540,121	708,891

OTHER (INCOME) EXPENSES, net
Interest expense	1,283,605	1,774,284	613,204
Depreciation	1,388,280	2,192,882	901,688
Interest income	(31,616)	-	-
Gain on sale of rental property	(33,842,601)	-	-

TOTAL OTHER (INCOME) EXPENSES, net	(31,202,332)	3,967,166	1,514,892

NET INCOME (LOSS)	$33,860,978	$572,955	$(806,001)

See notes to consolidated financial statements

ALTIS AT BONTERRA – HIALEAH, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

	Altis at Bonterra Manager, LLC	BBX Bonterra Multifamily, LLC	Total

Balance - December 31, 2016	$2,092,238	$18,830,143	$20,922,381

Net loss	(80,600)	(725,401)	(806,001)

Balance - December 31, 2017	2,011,638	18,104,742	20,116,380

Net income	57,296	515,659	572,955

Balance - December 31, 2018	2,068,934	18,620,401	20,689,335

Net income	10,893,514	22,967,464	33,860,978

Distributions	(12,697,033)	(41,189,744)	(53,886,777)

Balance - December 31, 2019	$265,415	$398,121	$663,536

See notes to consolidated financial statements

ALTIS AT BONTERRA – HIALEAH, LLC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$33,860,978	$572,955	$(806,001)
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Gain on sale of rental property	(33,842,601)	-	-
Depreciation	1,388,280	2,192,882	901,688
Amortization of debt issuance costs	158,621	158,621	70,723
Amortization of prepaid marketing	44,811	70,417	-
Bad debt expense	128,007	75,711	12,808
Changes in operating assets and liabilities
Tenant accounts receivable	(99,138)	(81,811)	(35,577)
Other receivables	18,058	14,163	(32,221)
Prepaid expenses and other assets	41,676	(19,339)	(18,319)
Prepaid marketing	-	-	(57,886)
Property management fee payable to related party	(16,566)	5,274	1,292
Accrued interest payable	(62,383)	11,633	-
Accounts payable and accrued expenses	307,947	17,952	132,070
Due to non-affiliated entity	289,584	-	-
Security deposits held for tenants	(256,313)	78,411	177,902

TOTAL ADJUSTMENTS	(31,900,017)	2,523,914	1,152,480

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,960,961	3,096,869	346,479

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of rental property	88,273,168	-	-
Expenditures for development of rental property	(166,661)	(760,935)	(18,553,361)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	88,106,507	(760,935)	(18,553,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to members	(53,886,777)	-	-
Borrowings (repayments) on construction note payable	(38,799,994)	578,396	19,149,829

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(92,686,771	578,396	19,149,829

NET CHANGE IN CASH AND RESTRICTED CASH	(2,619,303)	2,914,330	942,947

CASH AND RESTRICTED CASH - BEGINNING OF YEAR	4,033,670	1,119,340	176,393

CASH AND RESTRICTED CASH - END OF YEAR	$1,414,367	$4,033,670	$1,119,340

SUPPLEMENTAL DISCLOSURE OF CASH AND RESTRICTED CASH:
Cash	$854,767	$3,777,357	$941,438
Restricted cash	559,600	-	-
Cash held for tenant security deposits	-	256,313	177,902
TOTAL CASH AND RESTRICTED CASH	$1,414,367	$4,033,670	$1,119,340

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest, including
capitalized interest of approximately $472,000 in 2017	$1,187,367	$1,604,000	$982,955

SUPPLEMENTAL SCHEDULE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
Accrued construction costs payable	$ -	$ -	$309,503
Accrued interest payable	-	-	31,469
Amortization of debt issuance costs	-	-	87,898
	$ -	$ -	$428,870
See notes to consolidated financial statements

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, and

and for the years ended

December 31, 2019, 2018 and 2017

NOTE A--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

The Company:  Altis at Bonterra - Hialeah, LLC (the “Company”) is a limited liability company organized in the State of Florida.  The Company was originally formed on June 26, 2014 under the name Bonterra Multifamily Holdings, LLC. On November 16, 2015, the Company amended its Articles of Organization and changed its name to Altis at Bonterra - Hialeah, LLC (“Bonterra Hialeah”). On December 18, 2015, the sole member of Bonterra Hialeah, BBX Bonterra Multifamily, LLC (“BBX”), executed an Operating Agreement with Altis at Bonterra Manager, LLC (“Altis” or “Manager”) which admitted Altis as a 10% Member of Bonterra Hialeah and appointed Altis the Manager of the Company, which resulted in a change in control of the Company (the “Reorganization”). BBX and Altis are collectively referred to as the “Members”.

The exclusive purpose of the Company is to develop, own, operate, manage, maintain, improve, sell, finance and otherwise deal with a 314 unit multi-family housing development on 14.02 acres of land located in Hialeah, Florida (the “Project”).  The Company shall not engage in any other business or activity without the approval of all Members.

Pursuant to the terms of the Operating Agreement, the Manager holds a 10% member interest (capital) and BBX holds a 90% member interest (capital). The Manager is authorized to conduct the day-to-day management, operations and implementation of major decisions that have been approved by the Members, as defined in the Operating Agreement. The Manager is subject to removal upon the occurrence of specific events, as defined in the Operating Agreement. BBX is responsible solely to contribute capital and shall not be liable for any debts, liabilities, contracts or obligations of the Company, unless specifically stated in the Operating Agreement.

The Company shall have perpetual existence until it is dissolved, and its affairs wound up in accordance with the Operating Agreement. On August 15, 2019, the Company sold its rental property (see Note B).

Reorganization: Prior to December 18, 2015, BBX was the sole member of Bonterra Hialeah.  In connection with the execution of the Operating Agreement, appointment of Altis as Manager of the Company, and resulting change in control of the Company, the assets of Bonterra Hialeah, which were limited to land and certain pre-development costs, which are included in rental property in the accompanying consolidated balance sheet, were adjusted to their fair values as of December 18, 2015 and allocated to the Members based on certain provisions of the Operating Agreement.

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE A--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--Continued

Reorganization--Continued:  The Company had no other significant assets or liabilities at the date of the Reorganization. As a result of the Reorganization, the Company’s consolidated financial statements for periods subsequent to December 18, 2015, reflect the new bases of all assets and liabilities at the date of Reorganization. The Company applied the guidance in Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, in determining the fair value of the assets of the Company at the date of the Reorganization. The total fair value of these assets amounted to approximately $12,943,000 and was allocated as capital contributions to the Members pursuant to the terms of the Operating Agreement dated December 18, 2015.

Principles of Consolidation: The consolidated financial statements include the accounts of Bonterra Hialeah and its wholly-owned subsidiary Bonterra Multifamily Management, LLC.  The accounts of Bonterra Multifamily Management, LLC include the accounts of its wholly-owned subsidiary, Bonterra Multifamily Real Estate, LLC, which owned the land on which the Project is located. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications: Certain amounts reported in the prior-year consolidated financial statements have been reclassified in order to be comparable with the current year presentation.

Cash, Cash Equivalents, and Restricted Cash: The Company considers highly liquid investments with initial maturities of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2019 and 2018. The Company’s restricted cash of $559,600 as of December 31, 2019, consists solely of cash held in an escrow account in connection with radon testing that is required to be performed by the Company pursuant to the amended Sales and Purchase Agreement (Note G). The Company’s restricted cash of $256,313 as of December 31, 2018, consisted solely of cash held for tenant security deposits. See recent accounting pronouncements below for changes to the presentation of restricted cash effective January 1, 2019 as a result of adopting Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash.

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE A--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--Continued

Tenant Accounts Receivable: Tenant accounts receivable consist of rent proceeds to be received from tenants.  The Company establishes an allowance for doubtful accounts receivable based on historical experience and any specific tenant collection issues that the Company has identified.  The Company had zero allowance for doubtful accounts as of December 31, 2019 and 2018.

Rental Property: Rental property is stated at cost less accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally 27.5 years for buildings and improvements, 15 years for site improvements, and 3 to 7 years for furniture and equipment. Depreciation expense for the years ended December 31, 2019, 2018 and 2017 amounted to approximately $1,388,000,  $2,193,000, and $902,000, respectively. On August 15, 2019, the Company sold its rental property (see Note B).

Impairment of Long-Lived Assets: The Company evaluates its rental property for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. When recovery is reviewed, if the estimated undiscounted cash flows to be generated by the property are less than its carrying value, management compares the carrying value of the property to its fair value in order to determine whether the asset is impaired. The amount of the impairment loss is equal to the excess of the asset’s carrying value over its estimated fair value. No impairment loss has been recognized through December 31, 2019.

Debt Issuance Costs:  Debt issuance costs are amortized over the term of the respective loan using the straight-line method. Accounting principles generally accepted in the United States of America (“GAAP”) require that the effective yield method be used to amortize debt issuance costs; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective yield method. Direct and incremental costs associated with the issuance of debt instruments are reported and presented as a reduction to the related debt on the balance sheet. As of December 31, 2019, the Company did not have unamortized debt issuance costs. Unamortized debt issuance costs as of December 31, 2018 amounted to approximately $159,000 and are included as a reduction to the Company’s construction note payable (Note D).  During each of the years ended December 31, 2019, 2018 and 2017, the Company amortized debt issuance costs amounting to approximately $159,000, which are included in interest expense in the accompanying consolidated statements of operations, with the exception of approximately $88,000 that has been capitalized as construction in progress during 2017 and subsequently allocated to rental property as the rental units were placed into service.

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE A--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--Continued

Revenue Recognition: Rental property is leased under operating leases, substantially all of which have terms of twelve months.  Rental income is recognized as rents become due and is presented net of discounts and concessions in the accompanying consolidated statements of operations.  Rental payments received in advance are deferred until earned. In addition to rental revenues, the Company also collects and recognizes as revenue certain application and non-refundable administrative fees from prospective tenants, which are presented net of refunds in the accompanying consolidated statements of operations.

Advertising: Advertising costs are charged to operations as incurred. Advertising expenses for the years ended December 31, 2019, 2018 and 2017 totaled approximately $139,000, $195,000, and $157,000, respectively.

Income Taxes:  Bonterra Hialeah is a limited liability company and has elected to be taxed as a partnership for Federal income tax purposes; as such, net loss and any loss carryforwards or tax credits, if applicable, are included in the Members’ respective income tax returns.  Accordingly, the Company has made no provision for income taxes. Bonterra Multifamily Management, LLC and Bonterra Multifamily Real Estate, LLC are single member limited liability companies and are disregarded entities for income tax purposes.

The Company accounts for the uncertainty in income taxes in accordance with GAAP, which requires recognition in the consolidated financial statements of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following a tax audit.

For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied this guidance to its tax positions for the years ended December 31, 2019 and 2018.  The Company has no material unrecognized tax benefits and no adjustments to its financial position or cash flows were required. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense. The Company’s tax returns for the years ended December 31, 2016 through December 31, 2018 remain subject to examination by major tax jurisdictions. No such examinations are presently in progress.

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE A--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--Continued

Use of Estimates: The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during any reporting period. Actual results could differ from those estimates.

Subsequent Events: The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through February 14, 2020, the date these consolidated financial statements were available to be issued.

Recent Accounting Pronouncements: In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, to clarify the scope of Subtopic 610-20, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets, and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of ASU 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within annual reporting periods beginning after December 15, 2019, which is the same time as the amendments in ASU 2014-09 are effective. Early adoption is permitted. The Company adopted the amendments in ASU 2017-05 effective January 1, 2019, and the adoption did not have a material impact on its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments”. The amendments in this update provided guidance on eight specific cash flow issues. This update is to provide specific guidance on each of the eight issues, thereby reducing the diversity in practice in how certain transactions are classified in the statement of cash flows. This ASU is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. The Company adopted this ASU during the year ended December 31, 2019, as required, on a retrospective basis. There was no impact on the Company’s consolidated financial statements for the years ended December 31, 2019, 2018, and 2017.

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE A--NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES--Continued

Recent Accounting Pronouncements--Continued: In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230), Restricted Cash”. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The effective date of the amendments in this update is for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company adopted this ASU during the year ended December 31, 2019, as required, on a retrospective basis. The retrospective impact on the consolidated statements of cash flows for the years ended December 31, 2018 and 2017 was an increase of $78,411 and $177,902 in net cash provided by operating activities, respectively.

NOTE B--SALE OF RENTAL PROPERTY

On August 15, 2019 (the “Date of Sale”),  the Company sold the Project including its rights, title and interest in all assets and items located on or used in connection with the Project, to an unrelated entity for a sales price of $90,000,000 pursuant to a Sales and Purchase Agreement  (the “Agreement”) dated July 3, 2019. The Company recognized a gain on the sale of the Project and related assets of approximately $33,843,000 and repaid the Construction Note in its entirety (Note D). Pursuant to the Agreement, the Company finalized the estimated closing prorations based on the actual invoices and, as of December 31, 2019, recorded a net liability due to the buyer of $289,584, which is presented in the December 31, 2019 consolidated balance sheet as due to non-affiliated entity, net. As a result of the sale of the Project and related assets, the Company plans to settle its remaining liabilities and wind up operations.

NOTE C--MEMBER CONTRIBUTIONS

Pursuant to the Operating Agreement, Altis and BBX are required to make capital contributions of approximately $2,100,000 and $18,902,000, respectively. Each Member has fully met its respective capital contribution requirement.

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

NOTE D--CONSTRUCTION NOTE PAYABLE

In December 2015, the Company executed a construction loan agreement (the “Construction Note” or “Note”) with Branch Banking and Trust Company (the “Lender”), in the maximum amount of approximately $38,800,000.  The Construction Note had a maturity of 48 months subsequent to December 2015 (“Original Maturity Date”),  with an extension option for an additional term of 36 months provided certain conditions are met (the “Term Phase”). The Construction Note required payments of interest only through the Original Maturity Date and is presented in the accompanying consolidated balance sheet as follows:

	December 31,
	2019	2018
Construction note balance	$-	$38,799,994
Unamortized debt issuance costs	(-)	(158,621)
	$-	$38,641,373

On the Date of Sale, the Company repaid the entire outstanding balance on the Construction Note in full satisfaction of the remaining liability and all accrued and unpaid interest under the Construction Note agreement. The Company was in compliance with all financial and non-financial covenants in connection with the Construction Note through the Date of Sale.

The Note was guaranteed by a related party of the Manager. Additionally, the Note was secured by land, improvements and fixtures during development and an assignment of leases and rents as units are completed.  Interest on the outstanding unpaid principal amount of the Note through the Original Maturity Date accrued at an annual rate of the one-month LIBOR plus 2.15% to be paid on dates specified in the Note.

Total interest incurred related to the Note during the years ended December 31, 2019,  2018 and 2017 was approximately $1,125,000,  $1,616,000, and $1,014,000, which is included in interest expense in the accompanying consolidated statements of operations, with the exception of approximately $472,000 that was capitalized as a component of construction in progress in 2017 and subsequently allocated to rental property as the rental units were placed into service.

NOTE E--RELATED PARTY TRANSACTIONS

Development Fee:  The Company entered into a development agreement with an entity under common control with the Manager to oversee, monitor and manage the development of the Project for a fee of approximately $1,794,000.  The entire amount due under this agreement has been incurred and paid as of December 31, 2017 and is included in rental property in the accompanying consolidated balance sheet. No additional amounts associated with this development agreement were incurred or paid during the years ended December 31, 2019 and 2018.

Management Fee:    The Company entered into a property management agreement with an affiliate of the Manager. The agreement was effective as of December 18, 2015 (Reorganization) and shall continue until either party cancels upon thirty days advance written notice with or without cause. The management agent is entitled to a monthly fee equal to the greater of, (a) $10,000 or (b) 3% of Gross Monthly Collections, as defined in the Management Agreement. For the years ended December 31, 2019, 2018 and 2017, management fees of approximately $134,000, $196,000 and

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

$122,000, respectively, were charged to operations, of which approximately $17,000 remained payable as of December 31, 2018 and is presented as property management fee payable to related party in the accompanying consolidated balance sheets.  As of December 31, 2019, the management fees have been paid in full.

Construction Agreement: The Company entered into a construction agreement with an affiliate of the Manager.  The contract was completed during the year ended December 31, 2018, for a total amount of approximately $38,358,000,  which includes multiple change orders and a contractor fee of approximately $1,900,000. All costs related to the construction agreement have been allocated to rental property. No amounts were due under the construction agreement as of December 31, 2018.  No additional amounts associated with this construction agreement were incurred or paid during the year ended December 31, 2019.

NOTE F--COMPANY DISTRIBUTIONS OF CASH FLOW, PROFITS AND LOSSES

As provided by the Operating Agreement, distributions of net cash flow of the Company shall be allocated among, and credited to the capital accounts of the Members in accordance with the following order of priority:

1.

To each Member in payment of its unpaid preferred return, as defined in the Operating Agreement, in the same ratio as such Member's unpaid preferred return bears to the unpaid preferred return of all Members until the unpaid preferred return of all Members have been reduced to zero;

NOTE F--COMPANY DISTRIBUTIONS OF CASH FLOW, PROFITS AND LOSSES--Continued

2.

To each Member in payment of its unreturned capital contributions, as defined in the Operating Agreement, in the same ratio as such Member's unreturned capital contributions bears to the unreturned capital contributions of all Members until the unreturned capital contributions of all Members have been reduced to zero;

3.	Thereafter, 60% to BBX and 40% to Manager.

As provided by the Operating Agreement, the profits of the Company, for each fiscal year in which the Company has a profit shall be allocated among, and credited to the capital accounts of the Members in accordance with the following order of priority:

1.

To the Members until the cumulative profits allocated to them for the current and all prior fiscal years are equal to the cumulative losses allocated to them in proportion to the amount of such losses previously allocated to them and in reverse order of such allocations of losses;

2.

To the Members until the cumulative profits allocated to them for the current and all prior fiscal years are equal to their respective aggregate preferred return as of each applicable period in the same ratio as such Member's aggregate preferred return bears to the aggregate preferred return of all Members as of each applicable

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

period until profits equal to the aggregate preferred return of all Members for the current and all prior fiscal years have been allocated;

3.	Thereafter, 60% to BBX and 40% to Manager.

As provided by the Operating Agreement, the losses of the Company, for each fiscal year in which the Company has a loss shall be allocated among, and charged to the capital accounts of the Members in accordance with the following order of priority:

1.

To the Members in proportion to the amount of and until the cumulative losses allocated to them for the current and all prior fiscal years are equal to the cumulative profits, if any, allocated to them for all prior fiscal years, and in reverse order of such allocations of profits;

2.	To the Members in accordance with the Members' proportionate positive capital account balances;

NOTE F--COMPANY DISTRIBUTIONS OF CASH FLOW, PROFITS AND LOSSES—Continued

3.	Once all Members' capital accounts are reduced to zero, losses shall be allocated to those Members who bear the economic risk of such losses;

4.	Once all Members' capital accounts are reduced to zero, losses shall be allocated to those Members who bear the economic risk of such losses;

5.	Thereafter, to the Members in accordance with their respective distribution percentages.

The Operating Agreement provides for a preferred return on unreturned capital contributions. The per annum preferred return rate shall be equal to 9%, compounded monthly on the actual number of days outstanding.

NOTE G--COMMITMENT

Pursuant to the amended Sales and Purchase Agreement, the Company is required to establish an escrow deposit for the benefit of the buyer of the Project in connection with radon testing to be completed by the Company. As of December 31, 2019, the Company placed approximately $559,600 in an escrow account and also accrued an estimated liability of $413,000 in connection with such testing. The estimated liability is included in accounts payable and accrued expenses in the accompanying December 31, 2019 consolidated balance sheet. The Company paid the accrued liability and settled the escrow account prior to the date the financial statements were available to be issued.

NOTE H--CONCENTRATION OF RISK

Cash is maintained at a financial institution, which at times may exceed federally insured limits.  Cash balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000, per financial institution. As of December 31, 2019 and 2018, the amounts on deposit in these

ALTIS AT BONTERRA - HIALEAH, LLC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--Continued

accounts exceeded FDIC limits by approximately $520,000 and $3,691,000 respectively. To date, no losses have been incurred on any of the Company’s cash accounts.